EMPLOYMENT CONTRACT

This contract, hereafter referred to as the "AGREEMENT" is entered into this the 27th day of July, 1998 between Rent USA, a Delaware corporation, hereafter referred to as "COMPANY" and Mr. Al Harvey, hereafter referred to as "HARVEY".

Company hereby extends the position of President and Chief Executive Officer to HARVEY. This appointment will be for a term of seven (7) years from the date of execution of this document. On HARVEY's sole discretion this term may be renewed or extended for an additional seven (7) year term. Furthermore, company agrees to nominate HARVEY to its board of directors in the capacity of Chairman, subject to board ratification.

DUTIES: HARVEY agrees to perform with reasonable care and diligence the duties of COMPANY President and Chief Executive Officer as follows: Responsible for the day to day management of all COMPANY operations, financial health, promotion of company products and services, acquisitions, and management of COMPANY's senior officers.

Compensation: COMPANY hereby agrees to pay HARVEY an annual salary of $225,000, payable in equal monthly installments. Payment of salary shall be suspended and shell not commence until such time as COMPANY has raised a minimum of $1,000,000 in capitol. Salary shall be adjusted annually to reflect increases, if any, to the Consumer Price Index, as reported by the New York Times for the previous fiscal year.

Bonus Compensation: Company hereby agrees to provide HAREVEY with bonus compensation in the form of stock options under the following format:


     HARVEY shall, at his sole desecration, have the option to purchase, or assign, Rent USA common treasury stock at a option price of $0.10 per share. The amount of shares under this option shall be the market equivalent of 6 1/2 % of each fiscal years net income before taxes. HARVEY shall have a period of 36 months after each fiscal year end to exercise this option.

This represents the entire agreement between COMPANY and HARVEY. Any modifications or additions to this Agreement must be executed in writing by both parties.

This AGREEMENT shall be governed by the laws of the State of California. If any portion of this AGREEMENT is found to be not in compliance with the laws and statutes of said State, the remaining portions shall remain in force.

/s/ Al Harvey                                   /s/ Al Harvey
--------------------------                    ---------------------------------
Rent USA ("COMPANY")                           Al Harvey
410 Broadway                                   356 East 16 South
Laguna Beach, CA 92651                         Orem, Utah 84058